Pilgrim’s Pride Announces Closure of Tulip Limited Acquisition GREELEY, Colo., October 15, 2019 (GLOBE NEWSWIRE) – Pilgrim’s Pride Corporation (Nasdaq: PPC) (“Pilgrim’s” or the “Company”) today announced the completion of the previously announced acquisition of Tulip Ltd from Danish Crown. Tulip Ltd will operate as a business unit within Pilgrim’s. The transaction was unanimously approved by the Pilgrim’s Board of Directors and was funded with cash on hand, valuing Tulip Ltd at £290 million (or approximately $354 million based on a 1.22 exchange rate as of August 27, 2019). About Pilgrim’s Pride Corporation Pilgrim’s employs approximately 51,400 people and operates chicken processing plants and prepared-foods facilities in 14 states, Puerto Rico, Mexico, the U.K., and continental Europe. The Company’s primary distribution is through retailers and foodservice distributors. For more information, please visit www.pilgrims.com. Forward-Looking Statements Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Contact: Dunham Winoto Director, Investor Relations Pilgrim's Pride Corporation IRPPC@pilgrims.com (970) 506-8192 www.pilgrims.com